For the fiscal year ended (a) December 31, 1996
File number: 811-2896

                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


     A Special Meeting of Shareholders was held on
October   30,   1996.    At   such   meeting   the
shareholders approved the following proposals:


     a)   Approval  of the election of  Edward  D.
          Beach,  Eugene  C.  Dorsey,  Delayne  D.
          Gold,  Robert F. Gunia, Harry A. Jacobs,
          Jr., Donald D. Lennox, Mendal A. Melzer,
          Thomas  T.  Mooney, Thomas  H.  O'Brien,
          Richard  A.  Redeker, Nancy H.  Teeters,
          and  Louis A. Weil as Directors  of  the
          Fund  each  to  hold  office  until  the
          earlier to occur of (i) the next meeting
          of  Shareholders at which Directors  are
          elected  and until his or her  successor
          shall  have been duly elected and  shall
          have   qualified  or  (ii)  their  terms
          expire in accordance with the Fund's retirement policy.

     b)   Approval  of an amendment of the  Fund's
          fundamental    investment    restriction
          regarding investment in shares of  other
          investment  companies which would  allow
          the  Fund  to invest up to  10%  of  its
          total   assets   in  shares   of   other
          companies.

          Affirmative               Negative
          votes   cast                votes   cast
Abstain
          189,468,143                    9,984,009
11,839,467

     c)   Approval  of an amendment of the  Fund's
          fundamental    investment    restriction
          regarding unseasoned issuers which would prohibit the Fund from purchasing any security if as a result the Fund would have more than 5% of its total assets invested in securities of companies less than three years old.

          Affirmative               Negative
          votes   cast                votes   cast
Abstain
          184,480,788                   14,137,805
12,673,026

     d) Approval of an amendment of the Fund's investment restriction to eliminate the prohibition on investing in non-fixed income equity securities.

          Affirmative               Negative
          votes   cast                votes   cast
Abstain
          186,476,592                   12,189,641
12,625,386



     e)   Approval  of an amendment of the  Fund's
          investment  restriction  regarding   the
          making of loans which would limit the Fund's purchase of loan participations to 5% of the Fund's total assets.

          Affirmative               Negative
          votes   cast                votes   cast
Abstain
          184,265,196                   14,334,424
12,691,999

     f)   Approval  of an amendment of the  Fund's
          investment  restriction  to  permit  the
          Fund   to  use  futures  contracts   and
          options thereon.

          Affirmative               Negative
          votes   cast                votes   cast
Abstain
          183,176,258                   15,169,860
12,945,501

     g)   Approval of the selection of independent
          accountants  for  the  Fund  conditioned
          upon the right by vote of a majority  of
          such Fund's outstanding voting shares at
          any  meeting called for the  purpose  to
          terminate   such  employment   forthwith
          without penalties.

          Affirmative               Negative
          votes   cast                votes   cast
Abstain
          238,506,869                    2,323,623
9,816,003